EXHIBIT 21.1
MICROCHIP TECHNOLOGY INCORPORATED
LIST OF SIGNIFICANT SUBSIDIARIES

Atmel Corporation 2355 W. Chandler Boulevard Chandler, AZ 85224	Microchip Technology Malta Limited Ground Floor, Block W East Point Business Park Dublin 3 Ireland

Atmel Dutch Corp Naritaweg 165 Telestone 8 Amsterdam 1043 BW The Netherlands	Microchip Technology Rousset SAS Zone Industrielle Rousset Cedex France 13106

EuroFranco LLC 2355 W. Chandler Boulevard Chandler, AZ 85224	Silicon Storage Technology, Ltd 720 Wharfedale Road, Winnersh Triangle, Wokingham, Berkshire United Kingdom RG41 5TP

Microchip Holding Corporation 2355 W. Chandler Boulevard Chandler, AZ 85224	Microsemi (Hong Kong) Limited Level 12, 28 Hennessy Road, Wanchai Hong Kong

Microchip Malta BMD Limited Gort Road, Ennis Co., Clare Ireland	Microsemi Corp. – International 4th Floor, Century Yard, Cricket Square, Elgin Avenue Grand Cayman Cayman Islands KY1-1209

Microchip Technology (Thailand) Co., Ltd. 14 Moo 1, T. Wangtakien A. Muang Chacherngsao Chacherngsao 24000 Thailand	Microsemi Corp. – Holding 4th Floor, Century Yard, Cricket Square, Elgin Avenue Grand Cayman Cayman Islands KY1-1209

Microchip Technology (Barbados) II Incorporated 190 Elgin Avenue George Town Grand Cayman Cayman Islands KY1-9005	Microsemi Corporation 2355 W. Chandler Boulevard Chandler, AZ 85224

Microchip Technology (Netherlands) Europe B.V. Rapenburgerstraat 179 G Amsterdam 1001 VM The Netherlands	Microsemi Israel, Ltd. 1 Hanagar Street, Neve Ne-eman Industrial Zone, Hod Hasharon 45421 Israel

Microchip Technology Ireland Limited Ground Floor, Block W East Point Business Park Dublin 3 Ireland	Microsemi SoC Corp. 2355 W. Chandler Boulevard Chandler, AZ 85224

Microchip Technology LLC 2355 W. Chandler Boulevard Chandler, AZ 85224	Microsemi Storage Solutions, Inc. 2355 W. Chandler Boulevard Chandler, AZ 85224